Exhibit 4.9

CONSENT OF EXPERT

September 19, 2013

I, Neil N. Gow, P. Geo., hereby consent to (1) the references to my name included or incorporated by reference in the registration statement on Form F-8 of Denison Mines Corp. in connection with the report entitled “Technical Report on the Uranium Exploration Properties in Mongolia” dated February 27, 2007 and (2) all other references to the undersigned included or incorporated by reference in the registration statement on Form F-8 of Denison Mines Corp. dated September 19 2013.

/s/ Neil N. Gow
Neil N. Gow, P.Geo.